Exhibit 99.1

FOR RELEASE, Friday, January 9, 2009	For Further Information Contact:
5:00 a.m. Pacific Standard Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS 2008 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
     Los Angeles, CA, January 9, 2009 — KB Home (NYSE: KBH), one of America’s largest homebuilders, today reported financial results for its fourth quarter and fiscal year ended November 30, 2008. Results include:
•	Total revenues for the fourth quarter ended November 30, 2008 were $919.0 million, down from $2.07 billion for the year-earlier quarter, mainly due to lower housing revenues. Fourth-quarter housing revenues totaled $908.5 million on 3,912 homes delivered, compared to $2.02 billion on 8,132 homes delivered in the fourth quarter of 2007. The average selling price of the Company’s homes in the fourth quarter of 2008 decreased to $232,200 from $247,800 in the prior year’s fourth quarter.

•	The Company reported a net loss of $307.3 million, or $3.96 per diluted share, for the fourth quarter of 2008, compared to a net loss of $772.7 million, or $9.99 per diluted share, for the fourth quarter of 2007. Results for both periods included significant pretax, noncash charges for inventory and joint venture impairments and land option contract abandonments, and after-tax charges to record valuation allowances against the deferred tax assets generated from the losses. Results for the 2008 fourth quarter also included a goodwill impairment charge.

•	The Company generated positive operating cash flow of $311.1 million during the fourth quarter of 2008 and ended the fiscal year with $1.25 billion of cash and cash equivalents. The Company’s debt balance at the end of fiscal 2008 was $1.94 billion, down $220.3 million from $2.16 billion at November 30, 2007, mainly due to the early redemption of public debt during the year. The Company ended the fiscal year with no cash borrowings outstanding under its revolving credit facility. The Company’s ratio of debt to total capital was 70.0% at fiscal year-end 2008, compared to 53.9% at fiscal year-end 2007. Net of cash, the ratio was 45.4% at November 30, 2008, compared to 31.1% a year ago. The higher year-over-year ratios reflected the impact of the Company’s net losses, which were generated primarily from noncash charges for asset impairments and abandonments, and deferred tax asset valuation allowances.

•	For the year ended November 30, 2008, the Company generated total revenues of $3.03 billion, compared to $6.42 billion for fiscal year 2007. Housing revenues in fiscal 2008 totaled $2.94 billion, down from $6.21 billion in the previous year. In total, the Company delivered 12,438 homes at an average price of $236,400 in fiscal 2008, compared to 23,743 homes delivered at an average price of $261,600 in fiscal 2007. For the full 2008 fiscal year, the Company reported a net loss of $976.1 million, or $12.59 per diluted share, due largely to pretax, noncash charges for asset impairments and abandonments, and an after-tax charge to record a valuation allowance against the net deferred tax assets generated during the year. In fiscal year 2007, the Company reported a loss from continuing operations of $1.41 billion, or $18.33 per diluted share, largely due to similar charges associated with asset impairments, abandonments and deferred tax asset valuation allowances. The Company’s fiscal 2007 net loss of $929.4 million, or $12.04 per diluted share, included income of $485.4 million, or $6.29 per diluted share, generated by the Company’s French discontinued operations, including the gain on the sale of those operations in July 2007.

•	On October 17, 2008, the Company filed an automatically effective universal shelf registration statement with the Securities and Exchange Commission, registering debt and equity securities that it may issue from time to time in amounts to be determined. On December 15, 2008, the Company redeemed all $200.0 million of its 8 5/8% senior subordinated notes at their scheduled maturity.
     “With unprecedented downward pressures continuing to confront the homebuilding industry and the overall economy, our operating strategy and key priorities at KB Home have not changed,” said Jeffrey Mezger, president and chief executive officer. “We continue to pursue an aggressive agenda to maintain a strong financial position, restore the profitability of our homebuilding operations, and position our business for an eventual housing market recovery. Our fourth quarter results demonstrate the progress we have made, as we generated positive cash flows from operations, enhanced our liquidity, further reduced inventory levels, improved our gross margins (excluding noncash inventory-related charges), and lowered our overhead costs. Excluding the impact of impairments and abandonments, we achieved positive operating income for the first time in five quarters. Looking ahead into 2009, we are aiming to build on the momentum we have generated in adapting our business to the ever changing operating environment.”
     Revenues for the fourth quarter of 2008 totaled $919.0 million, down 56% from the fourth quarter of 2007, largely due to a 55% year-over-year decline in housing revenues to $908.5 million. Housing revenues fell on a 52% decrease in homes delivered to 3,912 from 8,132, reflecting lower net orders for homes over the past several quarters. This decrease in net orders was largely the product of weakening demand, rising mortgage foreclosures, tightening mortgage lending standards, and the strategic reductions the Company made in the number of its active selling communities during the same period. The Company’s average selling price in the fourth quarter of 2008 was $232,200, a decrease of 6% from the fourth quarter of 2007. Fourth-quarter land sale revenues totaled $7.1 million, down from $50.3 million for the year-earlier period.
     The Company’s homebuilding operations posted an operating loss of $241.5 million in the fourth quarter of 2008, largely due to pretax, noncash inventory impairment and abandonment charges of $204.7 million, impairment charges related to future land sales of $1.0 million, and goodwill impairment charges of $43.4 million. In the year-

earlier quarter, the Company’s homebuilding operations recorded an operating loss of $331.6 million, including pretax, noncash inventory impairment and abandonment charges of $290.3 million and impairment charges related to future land sales of $15.2 million. The Company’s 2008 fourth-quarter housing gross margin, including pretax, noncash inventory impairment and abandonment charges, declined to a negative 8.6% from a negative 4.3% in the fourth quarter of 2007. Excluding such inventory-related charges, the 2008 fourth-quarter housing gross margin improved by 3.8 percentage points to 13.9% from 10.1% in the prior year’s fourth quarter. Land sales produced a profit of $1.1 million in the fourth quarter of 2008 and a loss of $16.4 million in the fourth quarter of 2007.
     Selling, general and administrative expenses in the fourth quarter of 2008 totaled $121.1 million, down $107.6 million from $228.7 million in the fourth quarter of 2007. This 47% year-over-year improvement reflected the Company’s strategic actions in 2008 to selectively exit certain markets, consolidate operating divisions, implement workforce reductions, and reduce overhead costs to align with lower revenue levels. Selling, general and administrative expenses were 13.3% of housing revenues in the fourth quarter of 2008, demonstrating substantial progress from 19.9% in the third quarter of 2008. In the fourth quarter of 2007, the same selling, general and administrative expense ratio was 11.3%. The Company’s equity in loss of unconsolidated joint ventures totaled $61.2 million in the fourth quarter of 2008, including $60.2 million of impairment charges, compared to $89.2 million, including $97.9 million of impairment charges, in the fourth quarter of 2007.
     The Company’s financial services business, which includes its mortgage banking joint venture, posted pretax income of $6.9 million in the fourth quarter of 2008, compared to $12.1 million in the prior year’s fourth quarter. Year-over-year, the mortgage banking joint venture originated 50% fewer mortgage loans in the fourth quarter of 2008, due to the relatively lower volume of homes delivered by the Company, while the average loan size declined 11%, reflecting the relatively lower average selling prices of the Company’s homes. The percentage of the Company’s homebuyers who obtained mortgage financing from the joint venture increased to 81% in the 2008 fourth quarter from 79% in the year-earlier quarter.
     The Company reported a net loss of $307.3 million, or $3.96 per diluted share, for the quarter ended November 30, 2008, including pretax, noncash charges of $265.9 million for inventory and joint venture impairments and land option contract abandonments, $43.4 million to write off all remaining goodwill, and an after-tax charge of $98.9 million to record a valuation allowance against the net deferred tax assets generated from the fourth-quarter loss. As of November 30, 2008, the Company’s deferred tax asset valuation allowance totaled $878.8 million. For the fourth quarter of 2007, the Company reported a net loss of $772.7 million, or $9.99 per diluted share, including pretax, noncash charges of $403.4 million associated with inventory and joint venture impairments and land option contract abandonments, and an after-tax charge of $514.2 million to initially establish a valuation allowance against the net deferred tax assets.
     Company-wide net orders totaled 1,296 homes for the fourth quarter of 2008, down 50% from 2,574 homes for the fourth quarter of 2007. The year-over-year comparison improved from the third quarter of 2008, when net orders were down 66% from the year-earlier period. The Company’s cancellation rate based on gross orders was 46% in the fourth quarter of 2008, compared to 51% in the third quarter of 2008 and 58% in the fourth quarter of 2007. As a percentage of beginning backlog, the cancellation rate was 23% in the fourth quarter of 2008, compared to 22% in the third quarter of 2008 and 30% in the fourth quarter of 2007. The number of homes in backlog at November 30, 2008 declined 64% from a year ago to 2,269, with decreases ranging from 51% to 73% across the Company’s four geographic operating regions. Total backlog value of approximately $521.4 million at November 30, 2008 fell 65% from approximately $1.50 billion at November 30, 2007, reflecting year-over-year decreases in both the number of homes in backlog and the Company’s average selling prices.
     “Housing market and general economic conditions in 2009 are expected to remain difficult or possibly worsen as the timing of any meaningful recovery for the homebuilding industry remains uncertain,” said Mezger. “At KB Home, we continue to position our business to weather these conditions and prepare for opportunities in the future. In 2009, we will concentrate on factors within our control, including careful financial management and prudent strategic decisions regarding inventory investments, community development, and product design, consistent with our objectives to improve our overall performance. While we welcome appropriate federal stimulus to support the housing market, we are not counting on it or passively waiting for better times. Instead, we are actively executing our business strategies in order to achieve our primary near-term goals, making tactical adjustments as necessary. We are confident that our unique value proposition for homebuyers, our disciplined Built to Order™ business model, substantial liquidity, ability to generate positive cash flows, and our ongoing cost-reduction initiatives will allow us to navigate through the current environment and capitalize effectively on opportunities as the housing market stabilizes. Until that occurs, we will remain sharply focused on preserving and enhancing stockholder value.”
     For the year ended November 30, 2008, revenues totaled $3.03 billion, decreasing 53% from $6.42 billion for the year ended November 30, 2007. On a year-over-year basis, the number of homes delivered in fiscal 2008 decreased 48% to 12,438 and the average selling price declined 10% to $236,400. The Company posted a net loss of $976.1 million, or $12.59 per diluted share, in fiscal 2008, including pretax, noncash charges of $748.6 million for inventory and joint venture impairments and land option contract abandonments, and $68.0 million for goodwill impairments. The fiscal 2008 net loss was increased by a $355.9 million after-tax valuation allowance charge against the deferred tax assets generated during the year. For fiscal 2007, the Company generated a loss from continuing operations of $1.41 billion, or $18.33 per diluted share, due largely to pretax, noncash charges of $1.41 billion for inventory and joint venture impairments and land option contract abandonments, $107.9 million for goodwill impairments, and an after-tax charge of $514.2 million to initially establish a valuation allowance against net deferred tax assets. Including income of $485.4 million, or $6.29 per diluted share, from the Company’s French discontinued operations and the gain realized on the sale of those operations in July 2007, the Company posted a net loss of $929.4 million, or $12.04 per diluted share, in fiscal 2007.

The Conference Call on the Fourth Quarter and Fiscal Year 2008 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Standard Time, 11:30 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.

KB Home, one of the nation’s leading homebuilders, has delivered hundreds of thousands of quality homes for families since its founding in 1957. The Company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning homes and communities meet the needs of first-time homebuyers with flexible designs that also appeal to move-up buyers and active adults. Los Angeles-based KB Home was named the #1 homebuilder in FORTUNE magazine’s 2008 list of America’s Most Admired Companies®. The Company trades under the ticker symbol “KBH,” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; adverse market conditions that could result in additional asset impairments or abandonment charges and operating losses, including an oversupply of unsold homes and declining home prices, among other things; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government actions and regulations directed at or affecting the housing market, the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; government investigations and shareholder lawsuits regarding our past stock option grant practices and the restatement of certain of our financial statements; other legal or regulatory proceedings or claims; conditions in the capital, credit (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates) and homebuilding markets; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access our available capacity under our unsecured revolving credit facility; our ability to use the net deferred tax assets we have generated; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months and Three Months Ended November 30, 2008 and 2007
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2008	2007	2008	2007
Total revenues	$3,033,936	$6,416,526	$919,037	$2,070,580

Homebuilding:
Revenues	$3,023,169	$6,400,591	$915,652	$2,065,349
Costs and expenses	(3,883,812)	(7,758,926)	(1,157,115)	(2,396,964)

Operating loss	(860,643)	(1,358,335)	(241,463)	(331,615)

Interest income	34,610	28,636	5,370	9,754
Loss on early redemption/interest expense, net of amounts capitalized	(12,966)	(12,990)	(2,578)	—
Equity in loss of unconsolidated joint ventures	(152,750)	(151,917)	(61,186)	(89,190)

Homebuilding pretax loss	(991,749)	(1,494,606)	(299,857)	(411,051)

Financial services:
Revenues	10,767	15,935	3,385	5,231
Expenses	(4,489)	(4,796)	(1,172)	(1,272)
Equity in income of unconsolidated joint venture	17,540	22,697	4,660	8,139

Financial services pretax income	23,818	33,836	6,873	12,098

Loss from continuing operations before income taxes	(967,931)	(1,460,770)	(292,984)	(398,953)

Income tax benefit (expense)	(8,200)	46,000	(14,300)	(373,700)

Loss from continuing operations	(976,131)	(1,414,770)	(307,284)	(772,653)

Income from discontinued operations, net of income taxes	—	47,252	—	—
Gain on sale of discontinued operations, net of income taxes	—	438,104	—	—

Net loss	$(976,131)	$(929,414)	$(307,284)	$(772,653)

Basic and diluted earnings (loss) per share:
Continuing operations	$(12.59)	$(18.33)	$(3.96)	$(9.99)
Discontinued operations	—	6.29	—	—

Basic and diluted loss per share	$(12.59)	$(12.04)	$(3.96)	$(9.99)

Basic and diluted average shares outstanding	77,509	77,172	77,646	77,330

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	November 30,
	2008	2007
Assets

Homebuilding:
Cash and cash equivalents	$1,250,803	$1,325,255
Receivables	357,719	295,739
Inventories	2,106,716	3,312,420
Investments in unconsolidated joint ventures	177,649	297,010
Deferred income taxes	1,152	222,458
Goodwill	—	67,970
Other assets	98,109	140,712

	3,992,148	5,661,564

Financial services	52,152	44,392

Total assets	$4,044,300	$5,705,956

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$541,294	$699,851
Accrued expenses and other liabilities	721,397	975,828
Mortgages and notes payable	1,941,537	2,161,794

	3,204,228	3,837,473

Financial services	9,467	17,796

Stockholders’ equity	830,605	1,850,687

Total liabilities and stockholders’ equity	$4,044,300	$5,705,956

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2008 and 2007
(In Thousands)

	Twelve Months		Three Months
	2008	2007	2008	2007
Homebuilding revenues:
Housing	$2,940,241	$6,211,563	$908,516	$2,015,076
Land	82,928	189,028	7,136	50,273

Total	$3,023,169	$6,400,591	$915,652	$2,065,349

	Twelve Months		Three Months
	2008	2007	2008	2007
Costs and expenses:
Construction and land costs
Housing	$3,149,083	$6,563,082	$986,525	$2,101,598
Land	165,732	263,297	6,077	66,716

Subtotal	3,314,815	6,826,379	992,602	2,168,314
Selling, general and administrative expenses	501,027	824,621	121,113	228,650
Goodwill impairment	67,970	107,926	43,400	—

Total	$3,883,812	$7,758,926	$1,157,115	$2,396,964

	Twelve Months		Three Months
	2008	2007	2008	2007
Loss on early redemption/interest expense, net of amounts capitalized:
Interest incurred	$146,014	$186,560	$33,373	$38,140
Loss on early redemption of debt	10,388	12,990	—	—
Interest capitalized	(143,436)	(186,560)	(30,795)	(38,140)

Total	$12,966	$12,990	$2,578	$—

	Twelve Months		Three Months
	2008	2007	2008	2007
Other information:
Depreciation and amortization	$11,379	$19,752	$2,185	$4,493
Amortization of previously capitalized interest	129,901	171,496	43,643	71,538

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2008 and 2007

	Twelve Months		Three Months
	2008	2007	2008	2007
Average sales price:
West Coast	$354,700	$433,600	$346,400	$391,200
Southwest	229,200	258,500	218,400	236,800
Central	175,000	167,800	180,100	164,400
Southeast	201,800	229,400	185,400	222,300

Total	$236,400	$261,600	$232,200	$247,800

	Twelve Months		Three Months
	2008	2007	2008	2007
Homes delivered:
West Coast	2,972	4,957	1,024	1,860
Southwest	2,393	4,855	694	1,476
Central	3,348	6,310	841	2,214
Southeast	3,725	7,621	1,353	2,582

Total	12,438	23,743	3,912	8,132

Unconsolidated joint ventures	262	127	68	95

	Twelve Months		Three Months
	2008	2007	2008	2007
Net orders:
West Coast	2,252	4,532	375	679
Southwest	1,435	3,631	207	482
Central	2,054	5,266	353	660
Southeast	2,533	6,061	361	753

Total	8,274	19,490	1,296	2,574

Unconsolidated joint ventures	235	282	17	9

	November 30, 2008		November 30, 2007
(Dollars in thousands)	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data:
West Coast	581	$211,713	1,190	$466,726
Southwest	348	74,488	1,306	313,120
Central	717	120,954	2,011	312,952
Southeast	623	114,231	1,815	406,037

Total	2,269	$521,386	6,322	$1,498,835

Unconsolidated joint ventures	71	$33,192	209	$80,523